EXHIBIT 3.1

[LETTERHEAD OF PAUL HASTINGS LLP]

July 12, 2016

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, NY 10577

Re:                             Morgan Stanley Global Investment Solutions –

Uncommon Values Trust, 2016 Series and

Uncommon Values Growth & Income Series, 2016 (the “Trusts”)

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley Smith Barney LLC as depositor, evaluator and sponsor (the “Depositor”) of the Trusts in connection with the deposit of securities therein pursuant to the Indenture referred to below, by which the Trusts were created and under which the units of fractional undivided interest (collectively, the “Units”) have been issued.  Pursuant to the Indenture, the Depositor has transferred to the Trusts either cash together with instructions for the Trustee to purchase certain securities, or certain securities and contracts or delivery statements relating to contracts to purchase certain securities together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Indenture.  (All securities to be acquired by the Trusts are collectively referred to as the “Securities.”)

In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trusts, the deposit of the Securities and the issuance and sale of the Units:  (a) the Standard Terms and Conditions of Trust For Morgan Stanley Global Investment Solutions, Effective for Unit Investment Trusts Established On and After July 22, 2014, and the Trust Agreement of even date herewith relating to the Trusts (collectively, the “Indenture”) among the Depositor, and The Bank of New York Mellon, as trustee (the “Trustee”); (b) the Closing Memorandum relating to the deposit of the Securities in the Trusts, which includes certification by an authorized officer of the Depositor with respect to certain factual matters contained therein (“Officer’s Certification”); (c) the Notification of Registration on Form N-8A and the Registration Statements on Form N-8B-2, as amended, relating to the Trusts, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); (d) the Registration Statement on Form S-6 (Registration No. 333-211582) filed with the Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the “Registration Statement”); (e) the proposed form of final prospectus (the “Prospectus”) relating to the Units, which is expected to be filed with the Commission this day; (f) the Certificate of Formation and Limited Liability Company Agreement of the Depositor, as amended, each certified to by an authorized officer of the Depositor; and (g) certificates or telegrams of public officials as to matters set forth upon therein.

We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us.  We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Where matters are stated to be “to the best of our knowledge” or “known to us,” our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trusts, their review of documents provided to us by the Depositor in connection with this engagement and inquiries of officers of the Depositor, the results of which are reflected in the Officer’s Certification.  We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied.  We have not reviewed the financial statements, compilation of the Securities held by the Trusts, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.  In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor nor have we reviewed court or governmental agency dockets.

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject:  (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors’ rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law.  No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise.  Based on and subject to the foregoing, we are of the opinion that:

(1)  The Indenture has been duly authorized and executed and delivered by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

(2)  The registration of Units on the registration books of the Trusts by the Trustee has been duly authorized by the Depositor in accordance with the provisions of the Indenture and, when issued for the consideration contemplated therein, the Units will constitute fractional undivided interests in the Trusts, will be entitled to the benefits of the Indenture, and will conform in all material respects to the description thereof contained in the Prospectus.  Upon payment of the consideration for the Units as provided in the Indenture and the Registration Statement, the Units will be validly issued, fully paid and non-assessable by the Trusts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the related Prospectus.  This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trusts and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,

/s/ PAUL HASTINGS LLP

PAUL HASTINGS LLP